EMPLOYMENT AGREEMENT
                                   AND
                                 RELEASE

                       ISSUE DATE:  NOVEMBER 18, 1994


The following is an agreement between RICHARD L. TARULLI, the undersigned employee (hereinafter referred to as "you" or "your"), and Stratus Computer, Inc. ("Company") regarding your employment with the Company.

A.   EMPLOYMENT

          (1) EMPLOYMENT. Your regular employment with the Company shall continue until 5:00 PM, EST, on December 31, 1995, or, when you begin full time employment elsewhere, whichever date is earlier ("Termination Date"). For the purposes of this Agreement "full time employment" shall be defined to mean your accepting any position for which a W-2 form will be submitted to the Internal Revenue Service and for which the average weekly hours to be worked by you can reasonably be expected to exceed thirty (30) hours per week. From the Issue Date until December 31, 1994, inclusive, you shall continue to be paid in accordance with your current salary structure, including the right to any bonuses that you might earn. Beginning January 1, 1994 through the Termination Date, inclusive, you shall be paid a salary, in accordance with the Company's standard practices and pay periods, based on an annual salary rate of $280,000. In the event that you begin full time employment prior to June 30, 1995, you will receive a lump sum payment equal to the number of months between the date you began said full time employment and June 30, 1995, times your monthly rate, less any amount paid to you by the Company after you began said full time employment, less all appropriate federal, state and local tax withholdings.

               You will stop accruing vacation hours as of December 31, 1994. Stratus shall cash-out any accrued, unused vacation balance existing as of December 31, 1994, not to exceed 240 hours.
          Payment of this vacation cash-out shall be included in the first regular payroll check distributed to employees in 1995.

          Beginning on the Issue Date through the
          Termination Date, inclusive, you will be on
          special assignment to the Company's Chief
          Operating Officer ("COO").  It is further agreed
          that you will have no duties except those
          specifically requested by the COO. All requests
          made by  the COO must be reasonable from a
          business and professional context.   You agree to
          call the COO from time to time and to ensure the Company has available to it a telephone number where you can be reasonably reached.

     (2) STOCK OPTIONS. It is agreed that, that portion of options to purchase Stratus common stock which you have been previously granted which by the terms of the your option agreements become fully vested through December 31, 1995 and which have not been exercised by you as of your Termination Date, shall have their vesting date accelerated so that they vest on the Termination Date. You shall have thirty (30) days from the Termination Date to exercise any and all vested options.

     (3) REFERENCE. The Company will, at your request, prepare a letter of reference, which is reasonably acceptable to you. You acknowledge that this letter of reference is being prepared pursuant to this Agreement and may not be used or produced in any action involving the Company. The request for this letter must by made no later than the Termination Date.

     (4) OUT PLACEMENT SERVICES.  If you require, the
         Company will make available to you appropriate and reasonable out placement and counseling services in support of a job search. Expenses, up to a maximum of twenty thousand dollars ($20,000) which you incur for such services will be reimbursed to you or paid directly to the out placement service, but only against actual receipts or invoices and only for out placement and counseling services provided up to June 30, 1995.

     (5) EQUIPMENT. The Company agrees that you may retain, as your personal property the personal computer, modem and facsimile machine currently installed at your Dover, Massachusetts home and that you may also take with you, as your personal property, the Macintosh personal computer currently installed in your office.

     With the exception of the right to exercise stock options, and life insurance benefits, if any, all rights of Employee under this Agreement shall terminate upon your death.

B.   NONCOMPETITION

     You agree, until December 31, 1995 that you will not, directly or indirectly, without the prior written consent of the COO provide consultative service ,with or without pay, own, manage, operate, join, control, participate in, or be connected as a material stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity (i) which is then in competition with the fault tolerant businesses of the Company or any affiliate of the Company or (ii) involving a transaction or business venture which is then in competition with the telecommunications or finance business of the Company or any affiliate of the Company.

     You further agreed and acknowledge that the Company will or would suffer irreparable injury if Employee were to compete with said businesses of Company or any subsidiary or affiliate of the Company in violation of this Agreement and that Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from competing with the Company or any subsidiary or affiliate of the Company, in the area of business set forth above, in violation of this Agreement.

C.   ANTISOLICITATION

     You promise and agree, until December 31, 1995, that you will not influence or attempt to influence customers of the Company or any of its subsidiaries or affiliates, either directly or indirectly, to divert their business in the fault tolerant, telecommunications or financial services area to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company for the business of the customer.




D.   SOLICITING EMPLOYEES

     You promise and agree that you will not, until December
     31, 1995, directly or indirectly solicit any of the Company employees to work for any business, individual, partnership, firm corporation, or other entity.

E.   SAVINGS CLAUSE

     Should any valid federal or state law or final determination of any administration agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

F.   ELECTION OF EMPLOYMENT AGREEMENT

     You understand, notwithstanding anything to the contrary, that you have TWENTY-ONE (21) DAYS from the Issue Date, as stated above, to execute this Agreement, but are under no obligation to do so.

G.   PROPRIETARY INFORMATION

     You have previously signed a Proprietary Information Agreement with the Company. Included among the materials the Company considers to be trade secrets or otherwise confidential, and thus covered by that Proprietary Information Agreement, and which you agree not to disclose to anyone else without the Company's written consent signed by a Company officer, are customer lists and marketing and product strategies; this list is not all encompassing.

H.   RELEASE

     In consideration of the foregoing Sections A(1) through A(5) of this Employment Agreement YOU HEREBY RELEASE AND DISCHARGE THE COMPANY AND ITS OFFICERS, DIRECTORS, STOCKHOLDERS, EMPLOYEES, AGENTS, SUBSIDIARIES AND AFFILIATES FROM ANY AND ALL CLAIMS, DEMANDS OR LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN OR SUSPECTED TO EXIST BY YOU, WHICH YOU EVER HAD OR MAY NOW HAVE AGAINST THE COMPANY, OR ANY OF THEM, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DEMANDS OR LIABILITIES IN CONNECTION WITH YOUR EMPLOYMENT WITH THE COMPANY AND THE TERMINATION OF THAT EMPLOYMENT, OR PURSUANT TO ANY FEDERAL, STATE, OR LOCAL EMPLOYMENT OR DISCRIMINATION LAWS, REGULATIONS, EXECUTIVE ORDERS, OR OTHER REQUIREMENTS, INCLUDING ANY ACTIONS RELATED TO AGE (INCLUDING ANY CLAIMS RELATED TO THE ADEA), SEX, SEXUAL ORIENTATION, RACE OR HANDICAP DISCRIMINATION. In addition you agree not to bring any action against the Company or any employee, director, officer, agent, subsidiary or affiliate of the Company, based on any of the foregoing.







I.   DISCONTINUANCE OF EMPLOYMENT/SEVERANCE

     It is understood that if you violate any of your commitments under this Agreement, the Company may discontinue your employment and/or all of the post-termination severance it is hereby agreeing to pay to you in addition to exercising all other rights it may have under the law. Without limiting the foregoing, should this Agreement be terminated by Stratus pursuant to this
     Section I, you will receive further payments, nor will any stock options have their vesting date accelerated.

J.   ENTIRE AGREEMENT

    It is expressly understood that there is no agreement or understanding between you and the Company about or pertaining to the termination or reinstatement of your employment with the Company, or the Company's obligations to you with respect to such termination, except what is set forth in this Agreement. It is specifically agreed that in any event such employment shall cease on the Termination Date.

K.   ARBITRATION/GOVERNING LAW

     You and the Company agree to arbitrate any disputes that might arise under this Agreement. Such arbitration shall take place in front of one arbitrator, before the American Arbitration Association (AAA), in Massachusetts.
     The arbitrator may award legal fees if deemed appropriate.

     This Agreement shall be construed, enforced and governed by the Laws of the Commonwealth of Massachusetts.

L.   BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed substituted for the Company for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the assets or business or stock of the Company.

M.   INDEPENDENT REVIEW

     You acknowledge that you have read the foregoing, has been given the opportunity to have the agreement reviewed by an attorney of your choice and you agree to the conditions and obligations as set forth. You understand that you have seven (7) days from the date of execution to revoke this Agreement.



Dated: December 2, 1994  RICHARD L. TARULLI
                         Richard L. Tarulli


Dated: December 2, 1994  JOHN F. YOUNG
                         On Behalf of the Company